UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 Date of Report
                        (Date of earliest event reported)
                                February 1, 2007

                             C&D Technologies, Inc.
             (Exact name of registrant as specified in its charter)

    Delaware                         1-9389                      13-3314599
(State or other             (Commission File Number)          (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation)

1400 Union Meeting Road,
Blue Bell, Pennsylvania                                           19422
(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code:  (215) 619-2700

                                       N/A
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02   Departure of Directors or Certain Officers; Election of Directors;
            Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

      On February 1, 2007, we appointed Michael H. Kalb as a member of our board of directors. In connection with the appointment, our board of directors increased the size of the board from nine to ten directors and appointed Mr. Kalb to fill the vacancy. We also appointed Mr. Kalb to serve as a member of the nominating/corporate governance committee of our board of directors.

      Concurrently, we also entered into an agreement with SCSF Equities, LLC, a Delaware limited liability company, Sun Capital Securities Offshore Fund, Ltd., a Cayman Islands corporation, Sun Capital Securities Fund, LP, a Delaware limited partnership, Sun Capital Securities Advisors, LP, a Delaware limited partnership, Sun Capital Securities, LLC, a Delaware limited liability company and Rodger R. Krouse, which we refer to collectively as the "Sun Parties." Pursuant to the agreement, we appointed Mr. Kalb to our board of directors and the nominating committee as stated above. We also agreed that our board of directors would take all such actions as may be necessary or appropriate to:

      o Nominate a person designated by the Sun Parties, which we refer to as the "Sun Designee", for election as a director at our 2007 annual meeting of stockholders;

      o Recommend that our stockholders vote to elect the Sun Designee as a director of at the 2007 annual meeting;

      o Include all required information concerning the Sun Designee under the SEC's proxy rules to be included in our proxy materials in connection with the 2007 annual meeting;

      o Solicit proxies for the election of the Sun Designee as a director at the 2007 annual meeting;

      o If the Sun Designee is elected at the 2007 annual meeting, cause the Sun Designee to be maintained as a director for the full term for which the Sun Designee was so elected and if a vacancy is created during such term due to the death, disability, retirement or resignation of the Sun Designee, we and the Sun Parties will take all such action as necessary or appropriate to result in the prompt appointment to our board and our nominating committee of a new person designated by the Sun Parties.

      Under the agreement, the Sun Parties agreed to cause all shares of our common stock beneficially owned by them to be present in person or represented by proxy at the 2007 annual meeting for quorum purposes and to be voted at the 2007 annual meeting:


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      o     For the election or re-election of each of our existing directors, provided they are nominated by our nominating committee and the board;

      o     For the election of the Sun Designee; and

      o Against any stockholder nominations for election as director that are not recommended and approved by our board.

      The agreement also provides that the Sun Designee, initially Mr. Kalb, shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all of our other non-employee directors are compensated and shall be eligible to be granted stock options (or other stock-based compensation) on the same basis as all of our other non-employee directors; provided that we, in whole or in part, may prohibit the exercise and/or cause the divestiture by the Sun Designee of any stock options granted to the Sun Designee with an appropriate cash adjustment as provided in the agreement in the event that the exercise or receipt of the shares would result in any person or persons becoming an "Acquiring Person" under our rights agreement dated as of February 22, 2000, as amended.

      The foregoing description does not purport to be a complete summary of the terms of the agreement and is qualified in its entirety by reference to the full text of the agreement referenced in the exhibit index in Item 7 below.

Item 9.01   Financial Statements and Exhibits

Exhibit No.             Exhibit Description
-----------             -------------------

   10.1 Agreement dated as of February 1, 2007, the C&D Technologies, Inc. and the Sun Parties.


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      C&D TECHNOLOGIES, INC.

                                         /s/ Ian J. Harvie
                                      By:--------------------------------------
                                          Ian J. Harvie, Vice President and
                                          Chief Financial Officer



Date:  February 2, 2007


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